Exhibit 10.20

TurnPoint Medical Devices, Inc.

150 Allen Road, Suite 305

Basking Ridge, NJ 07920-2977

December 7, 2016

Mr. Jeffrey Carlisle

Leveraged Developments LLC

75 Congress Street

Portsmouth, NH 03801

Dear Mr. Carlisle:

In order to enable the completion by Leveraged Developments LLC (“LD”) of the Development Plan for the Product provided for in the Development Agreement (“Development Agreement”) with an Effective Date of March 14, 2014 and executed October 29, 2014 between LD and TurnPoint Medical, Inc. (then known as Point Medical, Inc.)(“TPM”) as amended on January 28, 2015, TPM and LD are entering into this letter agreement to extend from December 1, 2016 until February 15, 2017 (the “Extended Payment Term”) the period for which TPM will make payments to LD, upon the terms and conditions set forth herein. Terms used but not defined in this letter agreement shall have the meaning ascribed to them in the Development Agreement.

We hereby agree as follows:

1.	During the Extended Payment Term, LD will work to complete the Development Plan for the Product so as to enable the filing by TPM of the 510(k) with the FDA for the Product which we are targeting for not later than January 15, 2017. LD will work to complete the following items to enable testing and filing as quickly as possible. Completed items to include:

a.	Complete engineermg specifications
b.	Product functionality to support claims/design inputs.
c.	Design transfer to production
d.	Internal performance test results conveyed
e.	Internal verification and validation of software
f.	Production samples suitable for 3rd party testing

2.	Specifically, during the Extended Payment Term, LD will focus on completing the Product, including software and UI, and will support the process of preparation for 510(k) submission, including technical support and collaborative responses to requests that TPM makes for information necessary for the 510(k) submission. TPM will contract for human factors (usability) testing and other support work not being performed by LD.

3.	During the Extended Payment Term, LD shall provide and will support full data access to TPM for all Breeze related documents, design files and software code, without restriction, and shall facilitate the transition of all data sources to TPM accounts.

4.	During the Extended Payment Term, LD shall engage in the following improvement projects for the Breeze product line:

a.	Improved Cassette Design: document and provide description and design concepts for an improved cassette. Improved cassette designs could include improved functionality, reliability, manufacturability and lower cost.

b.	Software and product design specifications for higher volume Breeze pump, targeted above 2.0 L/hr, with proof of concept, estimates of final performance and test documentation.

c.	Research of concept and test documentation for MRI suite use of the Breeze pump, accessory design, functional verification to the extent possible and documentation.

5.	During the Extended Payment Term, TPM will make payments to LD for the payroll of its employees to the extent involved in the completion of the Development Plan as follows: $80,000 per month for two months, with payments due on December 1, 2016 and on January 1, 2017, and then $40,000 on February 1, 2017. In addition, during the remainder of the Extended Payment Term, in order to recognize the LD concerns expressed regarding operating margin, TPM will pay a margin above payroll of 10%. Specifically, this will be a payment of $8000, 15 days after the signing of this letter agreement, and January 15, 2017, and a payment of $4000 on February 15, 2017.

6.	Not later than 15 days after the signing of this letter agreement, TPM will maintain a special account, with a balance of $50,000, for the purpose of insuring payments due LD per terms. This account will only be used in the event that TPM requires these funds to be used to pay LD funds that are due.

7.	TPM will pay for the reasonable pre-approved charges of the contractors engaged by LD who are working on the Development Plan, consistent with past practice, during the Extended Payment Term unless otherwise agreed by TPM. As to contractors presently working with LD, TPM will reimburse LD for the charges which TPM has approved in its reasonable discretion, subject to the foregoing. TPM reserves the right to contract directly with contractors who are newly engaged to work on the Development Plan. Examples include:

a.	Expenses for 3rd party technical testing of the pump and the admin sets; from entities such as Intertek, VitalMed and other possible 3rd party test labs as approved by TPM and needed by LD/TPM will continue to be contracted by and invoiced to TPM.

b.	Expenses for 3rd party development engineering and consulting resources that are currently approved by TPM and active and engaged by LD, such as Continuum and Pat Kelly will continue to be reimbursed to LD per current process.

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c.	The funds provided under this Agreement will not cover technical services contracted independently by TurnPoint Medical Devices, Inc. such as CriTech Research.

d.	Leveraged Developments will support activities related to manufacturing, but Leveraged Developments is not responsible for costs for tooling, automation, part qualification, or production.

e.	The latest approved expenses submitted to TPM by LD have been brought to a zero balance as of this Continuation Letter.

f.	TPM has named CriTech Research as a designated contractor to assist LD in the completion of the Breeze™ software at TPM’s expense and direction. LD has agreed to collaborate with the application of CriTech expertise and advisory in working with LD software resources to best enable most efficient and effective software design and coding for Breeze. Consistent with our intent to apply resources in this way, we have not approved to pay for other incremental software resources/personnel proposed by LD at this time.

8.	TPM plans to negotiate for a product support and enhancement agreement with LD, anticipated to take effect February 15, 2017, after the end of the Extended Payment Term, which will provide for technical product support and enhancement by LD anticipated during the time that the Product is under review at FDA and beyond. This agreement may also include development work by LD of new products, and the like. However, nothing in this paragraph shall be deemed to require either party to enter into any such agreement.

9.	TPM recognizes that LD wishes, during this Extended Payment Term, to accelerate the pre-approval process for resources to which LD wishes to commit and to have subsequent reimbursement by TPM. During this Extended Payment Term TPM agrees to make its best effort to respond to LD by phone or email with questions and/or approval within 3 business hours of LD requests for resources. LD agrees to provide with the requests a clear indication of intent/need for the resources, the costs involved and expected impact on the project.

10.	The parties acknowledge and agree that they have allocated to the Development Agreement for the completion of the Development Plan, the payments that TPM was to make to LD for its payroll and its contractors under the Research and Development Agreement executed on October 29, 2014 as amended and that no additional payments are due to LD under such Research and Development Agreement.

11.	Reference is made to Section 4.4.2 of the Development Agreement where upon the terms set forth therein TPM granted a non-exclusive license to LD outside of the Field subject to TPM’s right of first refusal as set forth therein. LD has requested that TPM waive its right of first refusal under such Section 4.4.2 with respect to products outside of the Field.

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In exchange for the extension of the Restrictive Covenant Period referred to in Section 12 of this Agreement, and subject to the terms and provisions of this letter agreement, TPM and LD agree as follows:

a.	TPM agrees that LD may grant sublicenses under the non-exclusive license granted to it under Section 4.4.2 of the Development Agreement (each an “Outside the Field Sublicense” , subject to the provisions hereof and the Development Agreement.

b.	LD and each holder of an Outside the Field Sublicense shall indemnify, hold harmless and defend TPM, its officers, directors, employees and agents and their respective successors and assigns from and against all expenses, costs of defense (including without limitation reasonable attorneys’ fees), claims, losses, damages, judgements and the like relating to or arising from the Outside the Field Sublicense or any product or service made thereunder including without limitation product liability claims, personal injury and property damage claims, patent infringement claims, and any other claim, demand, loss or damage.

c.	LD shall not disclose any of TPM’s Confidential Information to any person with whom it discusses a potential Outside the Field Sublicense unless such person has executed a confidentiality and non-use agreement with TPM on terms acceptable to TPM.

d.	TPM will be deemed to have waived its right of first refusal under Section 4.4.2 of the Development Agreement with respect to products specified in any Outside the Field Sublicense which is entered into in compliance with the provisions hereof and with the Development Agreement.

12.	Reference is made to the restrictive covenants set forth in Section 8.5 of the Development Agreement which are applicable to both Jeffrey Carlisle (who is referred to in Section 8.5 as the “Executive” and will hereafter be referred to as the “Executive”) and to LD during the Restrictive Covenant Period (as defined in Section 8.5). In consideration of the matters set forth in this letter agreement, including Section 11 hereof, LD and Executive agree to extend the Restrictive Covenant Period for no less than a two-year period, and to such end, hereby amend and restate the definition of the Restrictive Covenant Period to be as follows: the Restrictive Covenant Period shall mean the period beginning with the Effective Date and ending upon the later of (i) two years after Regulatory Approval for the Product and (ii) May 30, 2019.

13.	The parties agree that the Development Agreement and Research and Development Agreement as amended are in full force and effect subject only to the modifications effected by this letter agreement.

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IN WITNESS HEREOF, the undersigned, intending to be legally bound, do hereby execute this letter agreement where indicated below.

Very truly yours,

TURNPOINT MEDICAL DEVICES, INC.

BY:	/s/ Jerry Ruddle
Jerry Ruddle, President

AGREED AND ACCEPTED LEVERAGED DEVELOPMENTS LLC

12/7/2016
By:	/s/ Jeffrey Carlisle
Jeffrey Carlisle

/s/ Jeffrey Carlisle	12/7/2016

Jeffrey Carlisle, individually, referred to as the “Executive”, as to Section 12 hereof

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